Exhibit 99.1

Inhibrx Reports First Quarter 2021 Financial Results

San Diego, CA, May 13, 2021 – Inhibrx, Inc. (Nasdaq: INBX), a biotechnology company with four clinical programs in development, today reported financial results for the first quarter of 2021.

“This past quarter, we continued to make significant progress advancing our clinical programs and are on track to deliver data from all four programs later this year,” said the Company’s Chief Executive Officer, Mark Lappe. “April 2021 marked 11 years of Inhibrx dedicated to developing novel, best-in-class therapeutics for the treatment of cancer and rare diseases, and we remain strongly encouraged that we will deliver on our mission.”

Financial Results

•Cash and Cash Equivalents. As of March 31, 2021, Inhibrx had cash and cash equivalents of $108.0 million, compared to $128.7 million as of December 31, 2020.

•R&D Expense. Research and development expenses were $16.4 million during the first quarter of 2021, compared to $17.0 million during the first quarter of 2020. This overall decrease was primarily due to the timing of work performed by Inhibrx’s contract development and manufacturing organization partners for the formulation and manufacturing of certain of its therapeutic candidates, offset in part by an increase in headcount and personnel-related costs due to the continued expansion of its organization.

•G&A Expense. General and administrative expenses were $3.0 million during the first quarter of 2021, compared to $1.5 million during the first quarter of 2020. This increase was primarily due to an increase in personnel-related costs and other expenses associated with operating as a public company.

•Net Loss. Net loss was $19.3 million during the first quarter of 2021, or $0.51 per share, compared to $20.1 million during the first quarter of 2020, or $1.11 per share.

About the Inhibrx sdAb Platform

Inhibrx utilizes diverse methods of protein engineering in the construction of therapeutic candidates that can address the specific requirements of complex target and disease biology. A key tool for this effort is the Inhibrx proprietary sdAb platform, which enables the development of therapeutic candidates with attributes superior to other monoclonal antibody and fusion protein approaches. This platform allows the combination of multiple binding units in a single molecule, enabling the creation of therapeutic candidates with defined valency or multiple specificities that can achieve enhanced cell signaling or conditional activation. An additional benefit of this platform is that these optimized, multi-functional entities can be manufactured using the established processes that are commonly used to produce therapeutic proteins.

Exhibit 99.1
About Inhibrx, Inc.
Inhibrx is a clinical-stage biotechnology company focused on developing a broad pipeline of novel biologic therapeutic candidates in oncology and orphan diseases. Inhibrx utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary sdAb platform. Inhibrx has collaborations with bluebird bio, Bristol-Myers Squibb and Chiesi. For more information, please visit www.inhibrx.com.

Forward Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: future clinical development Inhibrx’s therapeutic candidates, including statements regarding expected therapeutic benefit, the timing of future clinical development and evaluations and judgments regarding Inhibrx’s therapeutic candidates. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx’s business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of initial, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; the timing or likelihood of regulatory filings and approvals; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; the implementation of its business model and strategic plans for its business and therapeutic candidates; its ability to successfully manufacture therapeutic candidates for clinical trials and commercial use, if approved; its ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection it is able to establish and maintain for intellectual property rights covering its therapeutic candidates; its ability to enter into strategic partnerships and the potential benefits of these partnerships; its estimates regarding expenses, capital requirements and needs for additional financing and financial performance; its expectations regarding the impact of the COVID-19 pandemic on its business; and other risks described in Inhibrx’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” in Inhibrx’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor and Media Contact:
Amy Conrad
Juniper Point
amy@juniper-point.com
858-366-3243

Exhibit 99.1
Inhibrx, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	THREE MONTHS ENDED MARCH 31,
	2021	2020
	(unaudited)
Revenue:
License fee revenue	$863	$872
Grant revenue	26	—
Total revenue	889	872
Operating expenses:
Research and development	16,438	17,016
General and administrative	3,009	1,467
Total operating expenses	19,447	18,483
Loss from operations	(18,558)	(17,611)
Total other income (expense)	(729)	(2,482)
Provision for income taxes	2	—
Net loss	$(19,289)	$(20,093)
Net loss per share, basic and diluted	$(0.51)	$(1.11)
Weighted-average shares of common stock outstanding, basic and diluted	37,736	18,154

Exhibit 99.1
Inhibrx, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	MARCH 31,	DECEMBER 31,
	2021	2020
	(unaudited)

Cash and cash equivalents	$107,990	$128,664
Other current assets	5,412	3,508
Non-current assets	11,102	11,568
Total assets	$124,504	$143,740

Debt, current and non-current	$29,445	$29,244
Other current liabilities	27,850	31,399
Other non-current liabilities	6,616	7,624
Total liabilities	63,911	68,267
Stockholders’ equity	60,593	75,473
Total liabilities and stockholders’ equity	$124,504	$143,740